Exhibit 10.1

Aimmune Therapeutics, Inc.

Company Bonus Plan

1.	Purpose

This Aimmune Therapeutics, Inc. Company Bonus Plan (the “Plan”) is intended to provide an incentive for achievement of annual corporate goals and to motivate eligible executives and employees of Aimmune Therapeutics, Inc. (the “Company”) and its subsidiaries toward high achievement and solid business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain employees.  The Plan is for the benefit of Eligible Employees (as defined below) and shall be implemented in consecutive annual performance periods (each, a “Performance Period”) commencing on January 1, 2016 (the “Effective Date”).

2.	Eligible Employees

(a)The Compensation Committee of the Board of Directors of the Company (the “Administrator”) shall determine which employees of the Company and its subsidiaries shall be eligible to participate in the Plan for a given Performance Period (the “Eligible Employees”).  Participation in the Plan is in the sole discretion of the Administrator.  Accordingly, an Eligible Employee who is a participant in the Plan is in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

(b)Notwithstanding anything herein to the contrary, with respect to Eligible Employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), bonuses awarded hereunder shall be under the Company’s 2015 Equity Incentive Award Plan and thus subject to its terms and conditions.

3.	Administration

The Administrator shall have the sole discretion and authority to administer and interpret the Plan.

4.	Bonus Determinations

(a)The bonus pool for each Performance Period shall be funded based upon Company attainment of corporate performance objectives which are established for the Performance Period by the Administrator (the “Performance Goals”).  The Administrator shall determine a “threshold,” “target” and “stretch” level of attainment for each Performance Goal, the applicable percentage achievement corresponding to each level of attainment, including any intermediate levels of attainment (the “Achievement Level Factor”) and the weighting of each Performance Goal.

(b)The amount of bonus that can be earned by any Eligible Employee during the Performance Period shall be based on the Eligible Employee’s target bonus percentage (“Target Bonus Percentage”), which shall be established by the Administrator and expressed as a percentage of the Eligible Employee’s base salary.  Except as required by applicable law, overtime and double time wages for non-exempt Eligible Employees are excluded from base salary.  Unless determined otherwise by the Administrator, in its sole discretion, the maximum amount payable to any Eligible Employee shall be two hundred percent (200%) of such Eligible Employee’s Target Bonus Percentage in any given Performance Period.

(c)Each exempt employee’s bonus will be determined based on the Company’s achievement of the Performance Goals and their individual performance, which shall be weighted as determined by the Administrator in its sole discretion (the “Performance Mix”).   Bonus awards for eligible non-exempt employees  shall not be based upon achievement of Performance Goals, but shall be determined by his or her manager’s assessment of the eligible non-exempt employee’s individual performance and contributions relative to others in their organization, as determined in the sole and absolute discretion of the manager.

(d)As soon as administratively practicable following the date financial statements for the Performance Period are finalized and available from the Company, the Administrator shall determine the achievement level of each Performance Goal for the full Performance Period.  The corporate performance component for each exempt Eligible Employee (the “Corporate Component”) shall be the sum of the amount for each Performance Goal calculated by multiplying (1) the Achievement Level Factor for the applicable Performance Goal times (2) the weighting for such Performance Goal times (3) the Target Bonus Percentage for the exempt Eligible Employee times (4) the exempt Eligible Employee’s annual base salary and (5) any proration applied based on an employee’s new hire date or any other change in position, as determined by the Administrator.

(e)An exempt Eligible Employee’s actual bonus payment (“Bonus Payment”) for a given Performance Period will be weighted according to the exempt Eligible Employee’s Performance Mix and calculated based on the Corporate Component , as well as an individual component (the “Individual Component”) determined by the exempt Eligible Employee’s manager through consideration of such exempt Eligible Employee’s individual performance and contribution during the Performance Period relative to others in their organization.  The Administrator will also have the ability to consider such Eligible Employee’s performance and contribution relative to all Company employees at the same level in determining an individual’s actual final Bonus Payment. Unless otherwise determined by the Administrator, Eligible Employees who are on a Performance Improvement Plan at the time bonuses are determined hereunder shall have any applicable Individual Component deemed achieved at 0%.

(f)Subject to Section 2(b) hereof, the Administrator may, in its sole discretion and at any time, (i) pay bonuses (including, without limitation, discretionary bonuses) to Eligible Employees under the Plan based upon such other terms and conditions as the Administrator may in its discretion determine, (ii) increase, reduce or eliminate any bonus otherwise payable under the Plan and/or (iii) establish or modify Performance Periods.  The Administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and shall not be required to establish any allocation or weighting with respect to the factors it considers.

(g)The payment of a bonus to an Eligible Employee with respect to the Performance Period shall be conditioned upon the Eligible Employee’s employment by the Company on the date such payment is made; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of an Eligible Employee’s termination of employment, retirement, death or disability.  Payment of bonuses to Eligible Employees shall be made as soon as practicable, as determined by the Administrator after the end of the Performance Period.

(h)Employees not on Aimmune’s payroll on or before September 30 of the Plan year will not be bonus eligible in that Plan year.

5.	Amendment and Termination

The Company reserves the right to amend or terminate the Plan at any time in its sole discretion.

6.	Tax Withholding

The Company shall withhold all applicable taxes from any bonus payment made under the Plan, including any federal, state and local or foreign taxes (including, but not limited to, FICA and SDI obligations).

7.	No Effect on Employment or Service

Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its affiliates to terminate any Eligible Employee’s employment or service at any time, with or without cause.  Except as may otherwise be provided by applicable law or a binding written agreement entered into between the Company and any Eligible Employee, an Eligible Employee’s employment with the Company and its affiliates is on an at-will basis only.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during a performance period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as an Eligible Employee.

8.	Term of Plan

The Plan shall become effective as of the Effective Date, and it shall remain in effect until all payments with respect to the Performance Period have been made.

9.	Unfunded Obligations

The rights of Eligible Employees under the Plan shall be unfunded and unsecured.  Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside.  Neither the Company nor any subsidiary shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the Plan.

10.	Rights Not Transferable

No rights of any Eligible Employee to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

11.	Governing Law

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

12.	Section 409A

It is intended that the payments under this Plan comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance with Section 409A and any payment hereunder shall be made in compliance with or pursuant to an exemption from Section 409A.

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